DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 30, 2023, Tractor Supply Company had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
In this Exhibit 4.8, when we refer to the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Tractor Supply Company, excluding, unless otherwise expressly stated, our subsidiaries and affiliates.
The following description is a summary of the material terms of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Sixth Amended and Restated By-laws (the “By-laws”), as currently in effect. This description is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-laws, both of which are exhibits to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.
Authorized Capital
As of December 30, 2023, our authorized capital stock consisted of 400,000,000 shares of common stock, par value $.008 per share, and 40,000 shares of preferred stock, par value $1.00 per share, of which 20,000 shares are designated Series B Preferred Stock.
Common Stock
Voting Rights. Under the terms of the Certificate of Incorporation, each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders are able to elect all of the directors standing for election, if they should so choose.
Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.
Liquidation. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Rights and Preferences. Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.
Board of Directors
The By-laws provide for a Board of Directors of not less than one member, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The By-laws provide that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders or until a successor is duly elected and qualified or until his or her earlier resignation or removal. In uncontested director elections each director is elected by the vote of the majority of the votes cast; provided, however, that in a contested election, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An incumbent nominee not receiving a majority of the votes cast in an uncontested election shall promptly tender his or her offer of resignation to the Board of Directors for its consideration if such director has not previously submitted a conditional offer of resignation. A recommendation on whether or not to accept such resignation offer shall be made by a committee of independent directors that has been delegated the responsibility of recommending nominees for director for appointment or election to the Board of Directors, or (1) if each member of such committee did not receive the required majority vote or (2) if no such committee has been appointed, a majority of the Board of Directors shall appoint a special committee of independent directors for such purpose of making a recommendation to the Board of Directors. If no independent directors received the required majority vote, the Board of Directors shall act on the resignation offers.
Amendment to By-laws
The Certificate of Incorporation and By-laws provide that the Board of Directors is expressly authorized to alter, amend or repeal the By-laws by the affirmative vote of a majority of the total number of directors then in office. Any amendment, alteration, change, addition or repeal of the By-laws by our stockholders shall require the affirmative vote of the holders of at least a majority of our outstanding shares, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.
Amendment to Certificate of Incorporation
The Certificate of Incorporation provides that the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, voting together in a single class, is required to amend or repeal any provision of, or to adopt a bylaw inconsistent with, the Certificate of Incorporation.
Special Meetings of Stockholders

The By-laws provide that special meetings of our stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President. In addition, the By-laws also provide that the Secretary shall call a special meeting of stockholders upon the written request of one or more stockholders who Net Long Beneficially Own (as such term is defined in the By-Laws), in the aggregate, not less than twenty percent (20%) of our outstanding shares of common stock, subject to specified conditions and procedural, notice and information requirements in connection with the advance notice of stockholder business and director nominations, with which requesting stockholders must comply.
Action on Written Consent
Pursuant to the Certificate of Incorporation and the By-laws, any action required by law or the By-laws to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.
Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our By-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely advance notice to us, and specify requirements as to the form and content of a stockholder’s notice, which may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Proxy Access

Our By-laws provide that, in certain circumstances, a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least three percent (3%) of the outstanding shares of common stock, may include director candidates that they have nominated in our annual meeting proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our By-laws. The number of director nominees appearing in any of our annual meeting proxy materials cannot exceed the greater of (i) twenty percent (20%) of the total number of members of the Board of Directors on the last day on which a nomination notice may be submitted pursuant to Section 1.2 of the Certificate of Incorporation (rounded down to the nearest whole number) and (ii) two nominees. The nominating stockholder or group of stockholders is also required to timely deliver certain information and undertakings, and each nominee is required to meet certain qualifications, as described in more detail in our By-laws.
Authorized but Unissued Capital Stock
Our Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders and subject to any limitations imposed by the listing standards of The Nasdaq Global Select Market, to issue up to 40,000 shares of preferred stock, par value $1.00 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.
Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. Such an issuance may protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification
Section 145(a) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability in the event of unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our Certificate of Incorporation indemnifies the directors and officers to the full extent of the DGCL and also allows the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates, heirs, executors and administrators of such persons.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
We believe that our Certificate of Incorporation, By-laws and insurance policies are necessary to attract and retain qualified persons to serve as our directors and officers.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Delaware Anti-Takeover Statute
Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:
•prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder.
The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSCO.”